Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Macy’s, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	7,000,000	$18.54	$129,780,000	0.0000927	$12,030.61
Total Offering Amounts					$129,780,000		$12,030.61
Total Fee Offsets							---
Net Fee Due							$12,030.61

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Macy’s, Inc. (the “Registrant”) that may become issuable to prevent dilution pursuant to the antidilution provisions of the Registrant’s Employee Stock Purchase Plan, including in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)  Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on May 20, 2022, a date within five business days prior to filing.